Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, LLC

Houston, Texas

We hereby consent to the incorporation by reference in Amendment No.5 to Registration Statement No. 333-204982 on Form S-4 of (i) our reports dated March 2, 2015, relating to the consolidated financial statements and the effectiveness of Vanguard Natural Resources, LLC’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and (ii) our report dated November 3, 2014, relating to the statement of revenues and direct operating expenses of the properties acquired in the Piceance Acquisition for the year ended December 31, 2013, appearing in the Company’s Form 8-K/A filed on November 3, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

 /s/ BDO USA, LLP

 BDO USA, LLP

Houston, Texas

August 31, 2015